Exhibit 10.8

                              THIRD AMENDMENT
                                 TO THE
               HANNAFORD BROS. CO. 1993 LONG TERM INCENTIVE PLAN

     The Hannaford Bros. Co. 1993 Long Term Incentive Plan (the "Plan") was adopted by the Board of Directors, subject to shareholder approval, February 9, 1993, and approved by shareholders on May 19, 1993. The Plan was thereafter amended on two occasions and is hereby further amended in the following respects.

     1. The terms used in this Amendment shall have the meanings set forth in the Plan unless the context indicates otherwise.

     2. Section 5 is hereby amended to read:

          5. "Actual Awards." The amount of the Actual Award, if any, that is earned by a Participant during an Award Period shall be determined initially as follows:

          (a) if the Corporation's actual performance equals the Low Goal, the Actual Award shall be the percentage of the Basic Award established by the Compensation Committee at the beginning of the Award Period; and

          (b) if the Corporation's actual performance equals the High Goal, then the Actual Award shall equal 100% of the Basic Award.

          If actual performance exceeds the High Goal, in no event shall a Participant's Actual Award exceed 150% of the Basic Award. Further, no Actual Award shall be paid if the Corporation's actual performance is less than the Low Goal. If the Corporation's actual performance exceeds the Low Goal but does not equal the High Goal, then the Actual Award shall equal a percentage (not less than the percentage established for attainment of the Low Goal and not more than 100%) of the Basic Award as determined by the Compensation Committee at the beginning of the Award Period.

          The Compensation Committee shall have the right to adjust the Actual Award if it finds such adjustment necessary to provide fair and equitable treatment of the interests of both the Participants and the Corporation's shareholders.

          The Board shall have the right to adjust the Actual Award of any Participant, either increasing or decreasing the same, if in its sole judgment the Actual Award is inconsistent with the Participant's performance during the relevant Award Period, measured individually or as a member of a group. In exercising this discretion, the Board may rely on reports or other information furnished to it, either directly or through the Compensation Committee, by the Chief Executive Officer of the Corporation."

     3. This Amendment shall be effective December 15, 1997.